Exhibit 23

CONSENT OF INDEPENDENT ACCOUTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 33-44370) and the Registration Statement on Form S-8 (No. 333-39982) of DPL Inc. of our report dated January 27, 2002 relating to the financial statements and financial statement schedules, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Dayton, Ohio
February 20, 2003